NICHOLAS F. COSCIA, ESQ.
ATTORNEY AT LAW
P.O. BOX 789
CARDIFF-BY-THE-SEA, CALIFORNIA 92007
MOBILE: (619) 993-3361
NICK@COSCIASEC.COM

July 09, 2018

Jason C. Chang, President, CFO, Director
Dr. Ramnik S. Clair, Director
Sunstock, Inc. ("SSOK")
111 Vista Creek Circle
Sacramento, CA 95835

Re: SSOK Defaults on that certain Convertible Promissory Note (the "Note") dated October 11, 2017 in the principal amount of $85,000.00 due on July 11, 2018 issued by SSOK to Auctus Fund, LLC ("AFL").

Gentlemen:

This firm represents AFL and its principals with respect to the above referenced matter. SSOK has defaulted on the Note pursuant to Sections 1.3 (Authorized Shares); 1.4(g) Sub-Nickel conversion price; 1.4(h) (Failure to Deliver Common Stock) 2.8 (Non-circumvention); 3.1(Failure to pay Principal or interest); 3.2 (Failure to Honor Conversion); 3.4 (Breach of Agreements and Covenants – Sections 2.8 of the Note – Non-circumvention and 1.3 see above); 3.5 (Breach of Representations and Warranties – Section 3(g) (SEC Documents; Financial Statements) of that certain Securities Purchase Agreement (the "SPA") by and between SSOK and AFL dated October 11, 2017; and Section 3.16 Replacement of Transfer Agent (this is not an exhaustive delineation of potential breaches). As a result of these breaches and the default remedy provisions of the Note set forth therein at pages 17 and 18 thereof, SSOK, as of the date of this letter, owes my client at least $299,247.06 calculated as follows: Outstanding Principal $85,000.00 + accrued Interest of $6,958.36 + $5,000.00 penalty added to principal relating back to the Note issuance date for breach of Section 1.3 + $15,000.00 penalty relating back to the Note issuance dated for breach of Section 1.4(g) + $15,000.00 penalty relating back to the Note issuance date for breach of Section 3.1 + 100% penalty of $126,958.36 for default under Section 3.2
+ default interest of $1,330.34 for a total of $255,247.06. In addition, the preceding total dollar amount of damages is increased by the sum of $2,000.00 per day for breach of Section 1.4(h) commencing June 19, 2018 for a total of $44,000.00 and continuing until those two breaches are cured. Please make arrangements to immediately wire the $299,247.06 amount to my client as follows: Citizens Bank 40 Summer St., Boston, MA 02110, ABA#011500120, FBO: Auctus Fund, LLC, Acct. #1314764680.

Had SSOK not defaulted on its obligations under the Note to keep and reserve adequate shares to honor conversion notices and to honor conversion notices my client would have simply converted the principal and interest owed to it under the conversion terms of the Note to SSOK common shares and liquidated them in the open market to cover the SSOK obligations as contemplated by the Note. However, the SSOK willful failure to reserve shares and honor conversions in a timely fashion prevents my client converting and selling its shares pursuant to Rule 144. This amounts to the perpetration of a fraud upon my client by SSOK and the addressees of this letter may, as a result, be held personally liable for the damages incurred by my client. Furthermore any judgment for fraud obtained by my client is not dischargeable in a bankruptcy proceeding.

An examination of SSOK's most recent periodic SEC filing, its quarterly report on Form 10-Q for the period ended March 31, 2018 filed with the SEC filed on May 17, 2018 reveals that the SSOK defaults delineated in this letter are both quantitatively and qualitatively material to the stock market (especially in light of the "Going Concern") disclosure set forth at page 9 thereof) and should have been disclosed in a Form 8-K under item 2.04 of Form 8-K – "Triggering Events that Accelerate or Increase a Direct Financial Obligation" of an issuer such as SSOK. The failure of SSOK, the addressees of this letter and the board to file such an 8-K may constitute a fraud on the market by each of them jointly and severally under Rule 10b-5 and the cases thereunder. Each trade on every passing day that SSOK continues to trade under these circumstances constitutes a continuing fraud on the public perpetrated by the addressee of this letter and the Board of Directors, especially in light of the fact that you are now all on notice of this state of affairs, and increases the damages each of you cause to open market purchasers of SSOK common shares every moment of every trading day.

Despite all of the above matters, my clients primarily wish to amicably resolve the dispute discussed herein. This may be accomplished by you wiring the above amount to my clients immediately or causing SSOK to immediately take those steps necessary to instruct its successor transfer agent to immediately reserve that number of common shares requested by my client and from such reserved shares honor conversions as my client issues conversion notices as set forth in the Note. If you fail pay the $299,247.06 as set forth above or to undertake the other steps set forth in this paragraph by Friday July 13, 2018 5 PM EDT, my client will institute an action in the amount of $299,247.06 against SSOK and the addressees of this letter in Boston naming each of you personally and holding you jointly and severally liable for any damages incurred by it.

Please contact me with any questions or comments.

Very truly yours,

/s/ Nicholas F. Coscia
Nicholas F. Coscia, Esq.

NFC:kmm cc: Client